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Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Launch Media, Inc.
at
$0.92 Net Per Share
by
Jewel Acquisition Corporation
a wholly owned subsidiary of
Yahoo! Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 8, 2001, UNLESS THE OFFER IS EXTENDED

July 12, 2001

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 27, 2001 (THE "MERGER AGREEMENT"), BY AND AMONG YAHOO! INC. ("YAHOO!"), JEWEL ACQUISITION CORPORATION (THE "PURCHASER") AND LAUNCH MEDIA, INC. (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN, PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES THEN OWNED BY YAHOO! AND THE PURCHASER, IF ANY, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. AS USED HEREIN, "FULLY DILUTED BASIS" TAKES INTO ACCOUNT THE CONVERSION OR EXERCISE OF ALL OUTSTANDING OPTIONS AND OTHER RIGHTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO SHARES OF COMMON STOCK THAT COULD VEST WITHIN 90 DAYS OF THE DATE OF DETERMINATION AND HAVE A CONVERSION OR EXERCISE PRICE PER SHARE LESS THAN THE OFFER PRICE.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND DETERMINED THAT THE OFFER AND THE MERGER (AS SUCH TERMS ARE DEFINED HEREIN) ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

IMPORTANT

    Any stockholder who desires to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender their Shares.

    Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent (as defined herein) at the address or telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

SCHEDULES
Schedule I.	Directors and Executive Officers of Yahoo! and Purchaser

SUMMARY TERM SHEET

    Jewel Acquisition Corporation is offering to purchase all of the outstanding shares of common stock of Launch Media, Inc. for $0.92 per share in cash. The following are some of the questions you, as a stockholder of Launch Media, Inc., may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the back cover of this Offer to Purchase.

Who is offering to buy my securities?

    Our name is Jewel Acquisition Corporation. We are a Delaware corporation formed for the purpose of effecting an acquisition such as the offer and the merger. We are a wholly owned subsidiary of Yahoo! Inc., a Delaware corporation. Yahoo! is a global Internet communications, commerce and media company that offers a comprehensive branded network of services. Yahoo!'s common stock is listed on the Nasdaq National Market under the symbol "YHOO." The principal offices of Yahoo! are located at 701 First Avenue, Sunnyvale, California 94089 and its telephone number is (408) 349-3300. See Section 9—"Certain Information Concerning Yahoo! and the Purchaser."

What are the classes and amounts of securities sought in the offer?

    We are seeking to purchase all of the outstanding shares of common stock of Launch Media, Inc. See the "Introduction" and Section 1—"Terms of the Offer."

How much are you offering to pay and what is the form of payment?

    We are offering to pay $0.92 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. See the "Introduction" and Section 1—"Terms of the Offer."

Do you have the financial resources to make payment?

    Yahoo! Inc., our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to effect the merger which is expected to follow the successful completion of the offer (as discussed below). See Section 10—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

    We do not believe that our financial condition is relevant to your decision to tender in the offer because the form of payment consists solely of cash, and Yahoo! Inc., our parent company, has sufficient cash resources for the purchase of all shares validly tendered and not withdrawn in the offer, and also because of the lack of any relevant historical information concerning us. The offer is not subject to any financing condition.

How long do I have to decide whether to tender in the offer?

    You will have at least until 12:00 midnight, New York City time, on Wednesday, August 8, 2001, to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of this Offer to Purchase. See Section 3—"Procedure for Tendering Shares."

Can the offer be extended and under what circumstances?

    The offer can be extended for varying lengths of time depending on the circumstances. Specifically, in our discretion, we may extend the expiration date of the offer for one or more periods of up to an aggregate of 15 business days from August 8, 2001 if specified conditions to the offer have not been satisfied or waived. In addition, following the expiration date of the offer, we may in our discretion include a subsequent offering period of from 3 to 20 business days as provided under Rule 14d-11 of the Securities Exchange Act of 1934, as amended. Finally, we may extend the expiration date of the offer to the extent required under the federal securities laws. See the "Introduction" and Section 1—"Terms of the Offer."

How will I be notified if the offer is extended?

    If we extend the offer, we will inform U.S. Stock Transfer Corporation (which is the depositary for the offer) of that fact and will issue a press release no later than 9:00 a.m., New York City time, on the business day after the day on which the offer was previously scheduled to expire. See Section 1—"Terms of the Offer."

What are the most significant conditions to the offer?

    We are not obligated to purchase any shares which are validly tendered and not withdrawn before the expiration of the offer unless that number of shares, when added to the shares then owned by us or our parent company, Yahoo! Inc., if any, represents at least a majority of the shares of common stock of Launch Media, Inc. outstanding on a fully diluted basis. When we use the term "fully diluted basis" we mean the number of shares of Launch Media, Inc. common stock outstanding, together with the shares of common stock which Launch Media, Inc. may be required to issue upon the conversion of certain convertible securities or upon the exercise of any option, warrant or right to purchase shares of Launch Media, Inc. common stock that could vest within 90 days of the date of determination and which have an exercise or conversion price per share less than the Offer Price. The offer is also subject to a number of other conditions. See the "Introduction," Section 1—"Terms of the Offer," and Section 14—"Conditions of the Offer."

How do I tender my shares?

    To tender your shares in the offer, you must:

  •
  complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents to U.S. Stock Transfer Corporation; or

  •
  tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

  •
  if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to U.S. Stock Transfer Corporation prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3. See section 3—"Procedure for Tendering Shares."

Until what time may I withdraw previously tendered shares?

    You may withdraw shares at any time until the offer has expired. If we have not agreed to accept your shares for payment by Monday, September 10, 2001, you can withdraw them at any time after such time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period discussed in Section 1. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered shares?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4—"Withdrawal Rights."

What does the Board of Directors of Launch Media, Inc. think of the offer?

    We are making the offer pursuant to the Merger Agreement with Launch Media, Inc. The board of directors of Launch Media, Inc. has unanimously approved the Merger Agreement, our tender offer and the proposed merger of us with and into Launch Media, Inc. The board of directors of Launch Media, Inc. also has unanimously determined that the Merger Agreement, the tender offer and the proposed merger are in the best interests of its stockholders and has recommended in a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission that its stockholders tender their shares in our tender offer. See the "Introduction."

Have any stockholders agreed to tender their shares?

    Yes. The directors, officers and certain major stockholders of Launch Media, Inc. have agreed to tender all of their shares of Launch Media, Inc. common stock, representing in total approximately 27% of Launch Media, Inc.'s outstanding common stock. Each of these stockholders has also agreed to vote in favor of the merger and against any competing acquisition agreement. See Section 11—"Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement and Certain Other Agreements."

Will Launch Media, Inc. continue as a public company?

    No. If the merger takes place, Launch Media, Inc. no longer will be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that Launch Media, Inc. common stock will no longer be eligible to be traded through the Nasdaq National Market or any other securities exchange, there may not be a public trading market for the shares and Launch Media, Inc. may no longer be required to make filings with the SEC or to otherwise comply with the SEC rules relating to publicly held companies. See Section 7—"Effect of the Offer on the Market for Shares; Stock Listing; Exchange Action Registration; Margin Regulations."

Will the tender offer be followed by a merger if all of the Launch Media, Inc. shares are not tendered in the offer?

    If, subject to the terms and conditions set forth in the Merger Agreement, we accept for payment and pay for a majority of the outstanding shares of Launch Media, Inc. on a fully diluted basis, we will merge with and into Launch Media, Inc. If that merger takes place, Yahoo! Inc. will own all of the outstanding shares of Launch Media, Inc., and all remaining stockholders of Launch Media, Inc. (other than us and Yahoo! Inc.) will receive $0.92 per share in cash or any other higher price per share which may be paid in the offer, (subject to the applicable withholding tax), without interest. See the "Introduction."

If I decide not to tender, how will the offer affect my shares?

    If the merger described above takes place, stockholders not tendering their shares in the offer will receive the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only differences to you between tendering your shares and not tendering your shares are that (i) you will be paid earlier if you tender your shares and (ii) in connection with the merger, if you did not tender your shares you may have dissenters'

rights under Delaware corporate law. However, if the merger does not take place because less than a majority of the shares have been tendered, but we decide to purchase the shares tendered anyway, the number of stockholders and of shares of Launch Media, Inc. which are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Launch Media, Inc. common stock. Also, as described above, Launch Media, Inc. may no longer be required to make filings with the SEC or to otherwise comply with the SEC rules relating to publicly held companies. See Section 7—"Effect of the Offer on the Market for Shares; Stock Listing; Exchange Act Registration; Margin Regulations."

What is the market value of my shares as of a recent date?

    On June 27, 2001, the last full trading day before we announced the signing of the Merger Agreement, the tender offer and the subsequent merger, the last reported sale price of Launch Media, Inc. common stock on the Nasdaq National Market was $0.58 per share of common stock. On July 11, 2001, the last full trading day before the commencement of the offer, the last reported sale price of Launch Media, Inc. common stock on the Nasdaq National Market was $0.90 per share of common stock. We advise you to obtain a recent quotation for shares of Launch Media, Inc. common stock in connection with deciding whether to tender your shares. See Section 6—"Price Range of the Shares."

What are the United States federal income tax considerations of tendering shares in the offer?

    The receipt of cash for shares pursuant to the offer or the merger will be taxable for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. See Section 5—"Certain Federal Income Tax Considerations."

Who can I talk to if I have questions about the tender offer?

    You can call Georgeson Shareholder Communications, Inc. collect at (201) 896-1900 (banks and brokers) or toll free at (888) 386-7659 (all others). See the back cover of this Offer to Purchase.

To the Holders of Common Stock of Launch Media, Inc.:

INTRODUCTION

    Jewel Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Yahoo! Inc., a Delaware corporation ("Yahoo!"), hereby offers to purchase all of the outstanding shares (the "Shares") of common stock, $0.001 par value per share ("Common Stock"), of Launch Media, Inc., a Delaware corporation (the "Company"), at a price of $0.92 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Georgeson Shareholder Communications, Inc., which is acting as the information agent in connection with the Offer (the "Information Agent"), and U.S. Stock Transfer Corporation, which is acting as the depositary in connection with the Offer (the "Depositary").

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which when added to the Shares then owned by Yahoo! and the Purchaser, if any, represents a majority of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"). See Section 14.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of June 27, 2001 by and among Yahoo!, the Purchaser and the Company (the "Merger Agreement"), pursuant to which, as soon as practicable after the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger of the Purchaser with and into the Company, effected as described in the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than shares held by Yahoo!, the Purchaser or any other wholly owned subsidiary of Yahoo!) will be cancelled and retired and converted into the right to receive $0.92 per Share or any higher price per Share paid in the Offer (such price being referred to herein as the "Offer Price"), in cash payable to the holder thereof without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

    As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock that could vest within 90 days of the date of determination and have a conversion or exercise price less than the Offer Price. The Company has informed the Purchaser that, as of June 21, 2001, there were (i) 13,531,058 Shares issued and outstanding; (ii) outstanding options to purchase an aggregate of 2,236,455 shares of Common Stock under the Company's stock option plans (32,400 of which have an exercise price of less than $0.92 per share, none of which will be vested prior to December 31, 2001 other than in connection with the consummation of the Merger, as described below); and (iii) outstanding warrants to purchase an aggregate of 946,496 shares of Common Stock (none of which have an exercise price of less than $0.92 per share). Accordingly the Company's outstanding stock options and warrants will generally be disregarded for purposes of any "fully diluted basis" calculation under the Merger Agreement. The Merger Agreement provides that the Company will not, without the prior written consent of Yahoo!, issue any additional shares of capital stock of the Company or other securities or rights convertible or exercisable for shares of capital stock of the Company, other than upon exercise of outstanding stock options or warrants or in accordance with the Company's employee stock purchase plan. Based on the foregoing, assuming that no options or warrants with exercise prices of greater than $0.92 per share will be exercised, and prior to any issuance of Common Stock pursuant to the Company's 1999 Employee Stock Purchase Plan, the Purchaser believes that the Minimum Condition would be satisfied if approximately 6,765,530 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

    As a condition and inducement to Yahoo! and the Purchaser entering into the Merger Agreement and incurring the liabilities therein, certain stockholders of the Company (each, a "Stockholder"), including David B. Goldberg, Chairman and Chief Executive Officer of the Company, and Robert D. Roback, President of the Company, who collectively hold dispositive power with respect to an aggregate of 3,657,912 Shares, concurrently with the execution and delivery of the Merger Agreement entered into Stockholders Agreements, each dated as of June 27, 2001 (each, a "Stockholder Agreement" and together, the "Stockholders Agreements"), with Yahoo! and the Purchaser. Pursuant to the Stockholders Agreements, the Stockholders have agreed, among other things, to tender the Shares held by them in the Offer and to grant to Yahoo! a proxy with respect to the voting of such Shares in favor of the Merger upon the terms and subject to the conditions set forth therein. In addition, in the Stockholders Agreements, each Stockholder has granted Yahoo! an option (the "Stockholder Option") to purchase all Shares beneficially owned or controlled by such Stockholder as of the date of the Stockholders Agreements, or beneficially owned or controlled by such Stockholder at any time thereafter (including, without limitation, Shares acquired by way of exercise of options, warrants or other rights to purchase shares of Common Stock) at an exercise price per share equal to the Offer Price, subject to certain conditions.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (II) DETERMINED THAT THE OFFER AND MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND (III) DETERMINED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER AND, IF NECESSARY, APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT.

    Credit Suisse First Boston Corporation ("CSFB"), the Company's financial advisor, has delivered to the Company's board of directors its written opinion (the "Fairness Opinion"), dated as of June 27, 2001, to the effect that, as of such date and based upon and subject to the matters stated in the Fairness Opinion, the cash consideration of $0.92 per share of Common Stock to be received by stockholders of the Company in the Offer and the Merger is fair, from a financial point of view, to such stockholders. The Fairness Opinion is set forth in full as Annex B to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to stockholders of the Company. Stockholders are urged to carefully read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by CSFB.

    The Merger Agreement provides that the initial scheduled expiration date of the Offer shall be not later than the 20th business day after the date the Offer is commenced (the "Initial Expiration Date"). If, as of the Initial Expiration Date, the Merger Agreement is still in effect, Yahoo! and the Purchaser are not in material breach of the Merger Agreement and all conditions to the Offer shall not have been satisfied or waived, the Merger Agreement provides that the Purchaser may, without the consent of the Company, extend the expiration date of the Offer for the shortest additional periods that the Purchaser reasonably believes are necessary to satisfy all such conditions to the Offer, up to an aggregate of an additional 15 business days. The Merger Agreement also provides that the Purchaser may, without the consent of the Company, following the Expiration Date (as defined herein), provide for a subsequent offer period of from 3 to 20 additional business days (the "Subsequent Offering Period") in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 14d-11 permits the Purchaser, subject to certain conditions, to provide a

Subsequent Offering Period following the Expiration Date. A Subsequent Offering Period is an additional period of time from three to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser would promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

    Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer. In addition, the Purchaser may increase the Offer Price and extend the expiration date of the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without the Company's consent. The Purchaser shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought in the Offer, impose additional conditions to the Offer, or amend any other condition of the Offer in any manner adverse to the holders of the Shares without the prior written consent of the Company (such consent to be authorized by the Company's board of directors or a duly authorized committee thereof). Subject to the terms and conditions of the Offer and the Merger Agreement, the Purchaser shall accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the expiration of the Offer.

    Consummation of the Merger is conditioned upon, among other things, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, if required by applicable law in order to consummate the Merger. See Section 11. Under the Delaware General Corporate Law ("DGCL"), if the Purchaser owns, whether acquired pursuant to the Offer or otherwise, at least 90% of the Shares then outstanding, the Purchaser may consummate the Merger without a vote of the stockholders. In such event, Yahoo!, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the stockholders, in accordance with Section 253 of the DGCL. Under the Merger Agreement, the Company has granted to Yahoo! and the Purchaser an option to acquire additional Shares from the Company in the event that the Purchaser accepts for payment pursuant to the Offer Shares constituting at least 75% but less than 90% of the Shares then outstanding on a fully diluted basis. If this option is exercised and such exercise results in the Purchaser owning 90% or more of the outstanding shares, the Purchaser will be able to effect a short-form Merger under the DGCL, subject to the terms and conditions of the Merger Agreement.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

    1.  Terms of the Offer.  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Wednesday, August 8, 2001, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14 for additional conditions to the Offer. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of stockholders to withdraw Shares, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended, or (iv) amend the Offer, subject to the terms of the Merger Agreement.

    Upon the terms and subject to the conditions of the Merger Agreement, the Purchaser may, from time to time, (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

    The Merger Agreement provides that, except as described below, the Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose conditions to the Offer other than those described in Section 14, (iv) amend any condition of the Offer described in Section 14 in any manner adverse to the holders of the Shares without the prior written consent of the Company or (v) extend the Initial Expiration Date; provided, however, that the Purchaser may, without the consent of the Company, so long as the Merger Agreement is in effect, Yahoo! and the Purchaser are not in material breach of the Merger Agreement and the Minimum Condition and the other conditions to the Offer set forth in Section 14 have not been satisfied or waived, extend the Expiration Date of the Offer for one or more periods that are the shortest additional periods that the Purchaser reasonably believes are necessary to satisfy all such conditions to the Offer, up to an aggregate of an additional 15 business days. The Merger Agreement also provides that the Purchaser may, without the consent of the Company, following the Expiration Date, provide for the Subsequent Offer Period in accordance with Rule 14d-11 under the Exchange Act. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer. In addition, the Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without the Company's consent.

    A Subsequent Offering Period is an additional period of time from three to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the

Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

    If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the Offer Price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the publication of notice of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2.  Acceptance for Payment and Payment.  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

    If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book- Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or in part, to Yahoo! or to any affiliate of Yahoo!, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3.  Procedure for Tendering Shares.

    Valid Tender.  For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period) and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period), or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

    The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 of the Letter of Transmittal.

    Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

      (i)  such tender is made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

      (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates representing (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    Appointment.  By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint the Purchaser, its officers and its designees, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

    Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Yahoo!, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    Backup Withholding.  Under the "backup withholding" provisions of U.S. federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal or other applicable form. See Instruction 9 of the Letter of Transmittal.

    4.  Withdrawal Rights.  Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Except as provided below with respect to a Subsequent Offering Period, Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, September 10, 2001.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

    No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Yahoo!, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    5.  Certain Federal Income Tax Considerations. The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local or foreign tax laws. In general, a stockholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the stockholder and will be long-term capital gain or loss if such Shares have been held for more than one year.

    A stockholder who perfects his or her stockholder's appraisal rights, if any, under the DGCL will probably recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such stockholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized should generally equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (capital loss), assuming that the Shares were held as capital assets, should be recognized by such stockholder at the time of actual receipt of payment, to the extent that such payments exceeds (or is less than) the amount realized at the Effective Time.

    The foregoing summary is for general information purposes only and is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular stockholders in light of their individual investment circumstances or to certain types of stockholders subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign stockholders or stockholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation), nor does it address state, local or foreign tax considerations. Each stockholder is urged to consult his or her tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax considerations of the Offer and Merger.

    6.  Price Range of the Shares.  Since April 23, 1999, the shares of Common Stock have been traded on the Nasdaq National Market under the symbol "LAUN." The table below sets forth, for each of the calendar quarters indicated, the high and low reported closing sales price per share of Common Stock on the Nasdaq National Market based on published financial sources.

	High	Low
1999
Second Quarter (beginning April 23, 1999)	$30.000	$12.625
Third Quarter	18.000	9.000
Fourth Quarter	22.500	9.750
2000
First Quarter	26.250	15.391
Second Quarter	15.813	7.125
Third Quarter	9.125	6.000
Fourth Quarter	6.813	1.500
2001
First Quarter	2.000	0.750
Second Quarter	1.688	0.290
Third Quarter (through July 11, 2001)	0.900	0.900

    On June 27, 2001, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Yahoo! and the Purchaser, the last reported sales price of the Common Stock on the Nasdaq National Market was $0.58 per share. On July 11, 2001, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Common Stock on the Nasdaq National Market was $0.90 per share. Stockholders are urged to obtain a current market quotation for the Shares.

    7.  Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulations.

    Market for the Shares.  The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.

    Stock Listing.  The Common Stock is traded on the Nasdaq National Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the listing requirements for continued inclusion on the Nasdaq National Market, which generally require that an issuer either have (i) at least 750,000 publicly held shares with a market value of at least $5,000,000 held by at least 400 round-lot stockholders, net tangible assets (total assets (excluding goodwill) less total liabilities) of at least $4 million, two market makers for the shares, and a minimum bid price of $1.00 per share, or (ii) at least 1,100,000 publicly held shares with a market capitalization of at least $15,000,000 held by at least 400 round-lot stockholders, four market makers for the shares and a minimum bid price of $5.00 per share, as well as either (a) a market capitalization of at least $50,000,000, or (b) total assets and annual revenues each of at least $50,000,000. It should be noted that the Company received a letter dated June 4, 2001 from Nasdaq notifying the Company of its failure to meet the minimum $1.00 per share trading price requirement for continued listing on the Nasdaq National Market and providing that the Company has until September 3, 2001 to regain compliance. If the Nasdaq National Market and the Nasdaq Smallcap Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders, the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price. The Company has represented that, as of June 21, 2001, 13,531,058 Shares were issued and outstanding.

    Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

    The Purchaser intends to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the expiration of the Offer as the requirements for such termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    Margin Regulations.  The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

    8.  Certain Information Concerning the Company.  The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Yahoo! nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Yahoo! or the Purchaser.

    The Company is a media company that offers an online music discovery experience for consumers and provides a marketing platform for record labels, artists, advertisers and merchants. The Company is a Delaware corporation with its principal executive offices at 2700 Pennsylvania Avenue, Santa Monica, California 90404. The telephone number of the Company at such offices is (310) 526-4300.

    Selected Financial Information.  Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. More comprehensive financial information is included in such report and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such report and other documents and all of the financial information (including any related notes) contained therein. Such report and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

LAUNCH MEDIA, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(in thousands, except per share data)

	Year Ended December 31,
	1996	1997	1998	1999	2000
STATEMENT OF OPERATIONS DATA:
Net revenues	$1,375	$3,137	$5,014	$16,626	$30,829
Loss from operations	(4,768)	(6,676)	(13,805)	(39,481)	(52,217)
Loss per share from operations	$(5.50)	$(7.89)	$(16.36)	$(4.15)	$(3.67)
Weighted average shares outstanding used in basic and diluted per share calculations	920	925	933	9,218	13,782
BALANCE SHEET DATA:
Total assets	$4,784	$1,790	$13,164	$94,217	$68,951
Long-term obligations	58	77	639	999	2,501
Mandatory redeemable convertible preferred stock	10,458	11,065	36,707	—	—
Total stockholders' equity (deficit)	$(7,006)	$(14,186)	$(27,826)	$86,042	$50,999

    Certain Company Projections.  In a press release issued on May 14, 2001, the Company publicly disclosed certain expectations regarding its financial results for 2001. In addition, in connection with the discussions concerning the Offer and the Merger and as part of Yahoo!'s due diligence review of the Company, the Company discussed with Yahoo! various internal projections of revenues and earnings as a basis of an operating budget for fiscal years 2001 and 2002. The financial projections discussed were based on numerous assumptions concerning revenue growth in all product areas, additional spending in research and development on new initiatives in the Company's product offerings as well as increases in sales and marketing and general administrative expenses.

    The Company's internal projections provided to Yahoo! projected net revenues for fiscal year 2001 of approximately $34 million and for fiscal year 2002 of approximately $48 million and projected pro forma operating loss before net interest expense, income taxes and depreciation and amortization of intangible assets, of approximately $10 million for fiscal 2001 and pro forma operating income before net interest expense, income taxes and depreciation and amortization of intangible assets of approximately $3 million for fiscal 2002.

    The Company's 2001 and 2002 operating budget and the financial projections provided to Yahoo! were prepared for the limited purpose of managing the operating plan of the Company for such fiscal years. They do not reflect recent developments which have occurred since they were prepared, such as the Company's actual performance in the first quarter of 2001 or the Offer and the Merger. In fact, after evaluating the Company's internal projections and applying certain assumptions regarding the post-closing operations of the Company within the Yahoo! organization, Yahoo!'s management believes the projected numbers to be optimistic. For internal planning purposes, the management of Yahoo! has assumed that the Company's business will generate net revenues for fiscal year 2001 of approximately $24 million and net revenues for fiscal year 2002 of approximately $21 million.

    It is the understanding of Yahoo! and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Yahoo! and the Purchaser. The projections do not purport to present projected results of operations in accordance with generally accepted accounting principles and the Company's independent auditors have not examined or opined on the projections presented herein, and accordingly assume no responsibility for them. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. Such risks and uncertainties include, but are not limited to: business and economic conditions and growth in the technology industry in various geographic regions; changes in customer order patterns; risks associated with recent acquisitions; the Company's ability to implement new marketing strategies; market demand and acceptance; the impact of competitive products and services; risks associated with the timing and successful completion of technology and product development and commercialization; the effect of economic and business conditions; the ability to attract and retain technical and management personnel; changing relationships with customers, suppliers and strategic partners; and other risks detailed from time to time in the Company's filings with the Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

    The Company has advised the Purchaser and Yahoo! that its internal financial forecasts (upon which the projections provided to Yahoo! and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions, and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Yahoo! and the Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Yahoo! or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. This reference to the projections is provided solely because such projections have been provided to Yahoo! and the inclusion of the projections herein should not be regarded as an indication that any of Yahoo!, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Yahoo!, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. It is expected that there will be differences between actual and projected results, and actual results may differ materially from those projected.

    Available Information.  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the Nasdaq National Market, located at 20 Broad Street, New York, NY 10005.

    9.  Certain Information Concerning Yahoo! and the Purchaser.

    Yahoo! and the Purchaser.  The Purchaser is a Delaware corporation which is a direct wholly owned subsidiary of Yahoo! formed at the direction of Yahoo! for the purpose of effecting an acquisition such as the Offer and the Merger. It is anticipated that, prior to the consummation of the Offer, the Purchaser will not have any significant assets or liabilities or engage in any activities other than those contemplated by the Offer and the Merger. Because the Purchaser has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available. The principal offices of the Purchaser are located at c/o Yahoo!, 701 First Avenue, Sunnyvale, California 94089, and its telephone number is (408) 349-3300.

    Yahoo! is a Delaware corporation. Yahoo! is a global Internet communications, commerce and media company that offers a comprehensive branded network of services. Yahoo!'s common stock is listed on the Nasdaq National Market under the symbol "YHOO." The principal offices of Yahoo! are located at 701 First Avenue, Sunnyvale, California 94089 and its telephone number is (408) 349-3300.

    The name, citizenship, business address, business telephone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Yahoo! and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Yahoo!, the Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer to Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violations of such laws.

    Except as set forth in this Offer to Purchase, none of the Purchaser, Yahoo!, or, to the best knowledge of the Purchaser or Yahoo!, any of the persons listed on Schedule I, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Yahoo!, or any of their respective affiliates, or, to the best knowledge of the Purchaser or Yahoo!, any of the persons listed on Schedule I, has had, since January 1, 1998, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no contacts, negotiations or transactions between the Purchaser or Yahoo!, any of their respective affiliates or, to the best knowledge of the Purchaser or Yahoo!, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

    Pursuant to the Stockholders Agreements, Yahoo! may be deemed to beneficially own 3,657,912 shares of Common Stock, constituting approximately 27% of the total outstanding shares of Common Stock as of June 21, 2001. See Section 11. Except as set forth in this Offer to Purchase, none of the Purchaser, Yahoo!, or, to the best knowledge of the Purchaser or Yahoo!, any of the persons listed on Schedule I, or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of the Purchaser, Yahoo!, or, to the best knowledge of the Purchaser or Yahoo!, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

    Yahoo! and the Company entered into a Loan and Security Agreement dated as of May 25, 2001 (the "Original Loan Agreement"), pursuant to which Yahoo! agreed to make available to the Company up to $3,000,000 upon the terms and subject to the conditions set forth in the Original Loan Agreement. On May 25, 2001, the Company borrowed $2,000,000 under the Original Loan Agreement pursuant to a Secured Promissory Note. On June 27, 2001, Yahoo! and the Company entered into a First Amendment to Loan and Security Agreement, pursuant to which Yahoo! agreed to make available to the Company an additional $2,000,000 for a secured loan in an aggregate principal amount of $5,000,000 (the Original Loan Agreement, as amended, the "Loan Agreement") upon the terms and subject to the conditions set forth in the Loan Agreement. On June 28, 2001, the Company borrowed an additional $1,200,000 under the Loan Agreement pursuant to a Secured Promissory Note and on July 2, 2001, the Company borrowed an additional $1,000,000 under the Loan Agreement pursuant to a Secured Promissory Note. In addition, Yahoo! has agreed to loan the Company and additional amount of up to $800,000 on July 31, 2001, subject to certain conditions under the Loan Agreement. Amounts advanced by Yahoo! to the Company pursuant to the terms of the Loan Agreement bear interest at a rate of 10% per annum and are due and payable upon the earlier of (i) December 31, 2001, (ii) an event of default under the Loan Agreement, (iii) 90 days following the termination of the Merger Agreement, or (iv) in certain circumstances, immediately upon termination of the Merger Agreement. Pursuant to the Loan Agreement, the Company granted to Yahoo! a security interest in certain of its assets and intellectual property. In connection with the Loan Agreement, Yahoo! and the Company also entered into an Intellectual Property Security Agreement dated May 25, 2001.

    The Company, YAHOO Japan Corporation (an affiliate of Yahoo!), SOFTBANK Media & Marketing Corp. and SOFTBANK Publishing, Inc. entered into a Joint Venture Agreement dated March 16, 2000 relating to a joint venture in Japan, although the parties agreed to terminate this joint venture as of April 6, 2001, with certain wind-down obligations.

    On June 27, 2001, David B. Goldberg, the Chairman of the Board and Chief Executive Offer of the Company, entered into an employment agreement with the Company (the "Goldberg Employment Agreement") regarding Mr. Goldberg's continued employment after the consummation of the Offer. The Goldberg Employment Agreement was accepted and acknowledged by Yahoo! and also addresses Mr. Goldberg's employment by Yahoo! and provides that he will be appointed General Manager, Yahoo! Music. The Goldberg Employment Agreement does not become effective until the closing of the Offer wherein Purchaser purchases Shares in an amount not less than the Minimum Condition.

    In addition to the Goldberg Employment Agreement, Mr. Goldberg entered into a Noncompetition Agreement with Yahoo! (the "Goldberg Noncompetition Agreement"). Pursuant to the Goldberg Noncompetition Agreement, for the period commencing upon the satisfaction of the Minimum Condition (the "Commencement Date") and ending upon the later of (i) two years thereafter or (ii) one year after the termination of Mr. Goldberg's employment (but in no event longer than three years after the Commencement Date) (the "Restricted Period"), Mr. Goldberg agrees that he will not (x) enter into or participate in any business involved in the digital delivery of music and music-related programming or information to users (the "Business"), (y) own or participate in, act as consultant to or board member of or participate in any similar manner in any entity specified in the Goldberg Noncompetition Agreement or any business or business division devoting twenty percent or more of its resources or generating twenty percent or more of its gross revenues from a business competitive with the Business. If Mr. Goldberg is terminated without cause or resigns for good reason (i) prior to the first anniversary of the Commencement Date, then the Restricted Period shall be deemed to be six months or (ii) after the first anniversary of the Commencement Date, then there shall be no Restricted Period.

    On June 27, 2001, Robert D. Roback, the President of the Company, entered into an employment agreement with the Company (the "Roback Employment Agreement") regarding Mr. Roback's continued employment after the consummation of the Offer. The Roback Employment Agreement was accepted and acknowledged by Yahoo! and provides that he will be appointed General Manager, Yahoo! Music. The Roback Employment Agreement does not become effective until the closing of the Offer wherein Purchaser purchases Shares in an amount not less than the Minimum Condition.

    In addition to the Roback Employment Agreement, Mr. Roback entered into a Noncompetition Agreement with Yahoo! (the "Roback Noncompetition Agreement"), pursuant to which Mr. Roback agrees that, during the Restricted Period, Mr. Roback will not (x) enter into or participate in the Business or (y) own or participate in, act as consultant to or board member of or participate in any similar manner in any entity specified in the Roback Noncompetition Agreement or any business, or business division, devoting twenty percent or more of its resources or generating twenty percent or more of its gross revenues from a business competitive with the Business. If Mr. Roback is terminated without cause or resigns for good reason (i) prior to the first anniversary of the Commencement Date, then the Restricted Period shall be deemed to be six months and (ii) after the first anniversary of the Commencement Date, then there shall be no Restricted Period.

    Available Information.  Yahoo! is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the Nasdaq National Market, located at 20 Broad Street, New York, New York 10005.

    10. Source and Amount of Funds.  The Offer is not conditioned upon any financing arrangements. The total amount of funds required by the Purchaser to consummate the Offer and the Merger is estimated to be approximately $12 million, plus any related transaction fees and expenses, including but not limited to, the fees due and payable to CSFB. The Purchaser will acquire all such funds from Yahoo! out of Yahoo!'s working capital.

    11. Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.  The following description was prepared by the Purchaser, Yahoo! and the Company. Information about the Company was provided by the Company, and neither the Purchaser nor Yahoo!

takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Yahoo! or its representatives did not participate.

  Background of the Offer.

    Yahoo! and the Company have been familiar with each other's business for more than a year and are parties to a Commercial License Agreement, dated April 26, 1999.

    In the spring of 2000, Yahoo! and the Company had some preliminary discussions regarding a possible acquisition of the Company. In connection with these discussions, on April 27, 2000, Yahoo! and the Company entered into the Confidentiality Agreement pursuant to which the parties agreed to keep confidential any information received in the course of conducting due diligence investigations and negotiating a proposed transaction. These discussions were terminated by mutual agreement prior to the time any definitive proposals regarding a possible transaction were made.

    On March 22, 2001, David Mandelbrot, Vice President, Entertainment of Yahoo!, had a telephone conversation with David Goldberg, Chairman and Chief Executive Officer of the Company, to discuss the merits of a possible strategic relationship between Yahoo! and the Company.

    In mid-May, while the Company and Goran Enterprises Limited were negotiating definitive agreements relating to the financing, two companies (one of which was Yahoo!) expressed renewed interest in acquiring the Company. Each began conducting an extensive due diligence investigation.

    On May 7, 2001, Doug Feick, Vice President, Corporate Development of Yahoo!, and other representatives of Yahoo!, began an initial review of the financial and business conditions of Launch.

    From May 7, 2001 through June 27, 2001, Yahoo! and its financial and legal advisors conducted due diligence on the Company.

    On May 11, 2001, Mr. Feick and Mr. Goldberg held a telephone conference call to review Yahoo!'s preliminary due diligence findings. From May 11 to May 18, 2001, Mr. Feick and Mr. Mandelbrot and other representatives of Yahoo! had several conversations with Mr. Goldberg, Jeffrey Mickeal, Chief Financial Officer of Launch, and Robert Roback, President of Launch, to conduct further due diligence of Launch's business and operations.

    The Company was facing a liquidity crisis and needed funding by the end of the third week of May, 2001. As a result, each potential aquiror was informed that prior to that time, they would need to provide the Company with either a binding acquisition proposal or a proposal for a bridge loan which would carry the Company through the negotiation period. Substantial negotiations ensued between the Company's financial and legal advisors and each of the two potential acquirers.

    On May 23, 2001, the Company received a term sheet relating to bridge financing and a subsequent acquisition of the Company at a price of $0.75 per share from one potential acquirer, and a written proposal relating to bridge financing together with a verbal indication of interest in acquiring the Company from Yahoo!. Each potential acquirer's expression of interest required that the Company enter into an exclusive negotiating period with the party and each had a number of contingencies associated with it, including additional due diligence and the satisfactory elimination of certain liabilities.

    In addition, on May 23, 2001, Mr. Mandelbrot and Mr. Feick and other representatives of Yahoo! met with Mr. Roback, Mr. Goldberg and Alex X. Maghen, Chief Technology Officer of the Company, to conduct further due diligence of Launch's business and operations.

    On May 23, 2001, the Company's directors had various discussions with CSFB regarding the two proposals and the range of possible responses. Based upon such discussions, CSFB was directed to continue negotiations with the two parties.

    From May 23 to May 25, 2001, representatives of the Company and the two potential acquirers and their respective advisors discussed the amount and terms of the proposed funding for the Company, as well as the value, timing and conditions relating to a potential acquisition of the Company.

    On May 24, 2001, the Company learned of a suit filed against the Company by four of the five major record labels alleging, among other issues, that the Company failed to obtain appropriate licenses for the conduct of its LaunchCast Service (the "Record Company Litigation") and informed Yahoo! and the other potential acquirer of the same. As a result of the lawsuit, Yahoo! modified the terms of its proposed bridge financing and the other potential acquirer withdrew its offer to provide financing to the Company pending further study of the potential exposure relating to the Record Company Litigation.

    On May 25, 2001, the Board met to receive an update on the negotiations to date and to discuss the proposed exclusivity letter. Among other matters, the Board reviewed the Company's financing and acquisition alternatives and the results and status of discussions regarding other potential strategic transactions. After discussion, the Board authorized the management to accept the bridge financing from Yahoo! and to enter into the exclusivity letter relating to a proposed acquisition. The exclusivity letter did not provide a price and provided for a period of exclusive negotiation ending on June 8, 2001.

    On May 25, 2001, the Company and Yahoo! entered into a Loan and Security Agreement (the "Yahoo! Loan Agreement") and an Intellectual Property Security Agreement. Yahoo! immediately advanced $2 million to the Company under the terms of the Yahoo! Loan Agreement, which loan is secured by substantially all of the assets of the Company including intellectual property assets but excluding certain items of equipment and the proceeds thereof. In addition, Yahoo! agreed to loan another $1 million upon the execution of definitive documents, if any, regarding the strategic transaction. The Yahoo! Loan Agreement provided that any funds loaned pursuant to its terms would be used for working capital purposes in accordance with a quarterly summary forecast submitted by the Company to Yahoo!. The loans under the Yahoo! Loan Agreement will be due and payable upon the earliest to occur of: (i) December 31, 2001, (ii) an event of default under the Yahoo! Loan Agreement, (iii) except as set forth in (iv) below, 90 days after termination of the Merger Agreement, or (iv) upon the termination of the Merger Agreement if such termination is due to a breach by the Company, the failure of the Company's Board to recommend the Offer and the Merger or the Company's acceptance of a third party's acquisition proposal.

    Thereafter, representatives of the Company and Yahoo! negotiated the terms of a definitive merger agreement and discussed the unresolved issues. The discussions focused, in part, on Yahoo!'s conditioning the entering into any agreement on the Company negotiating a settlement with certain of the record label companies which were party to the Record Company Litigation. In addition, Yahoo! requested that the Company obtain a restructuring of The Warped Tour on terms acceptable to Yahoo! and that employment agreements and non-competition agreements be entered into with Mr. Goldberg and Mr. Roback. The discussions also focused on stockholder agreements which Yahoo! was requesting to be entered into by certain stockholders of the Company.

    During this period, the Company, together with its legal advisors, conducted negotiations with the parties to The Warped Tour and with UMG Recordings, Inc. ("UMG"). Also during this period, Mr. Goldberg and Mr. Roback, represented by their own legal counsel, negotiated directly with Yahoo! regarding the terms of the proposed employment and noncompetition agreements. The Company's legal counsel did not participate in these negotiations.

    On June 6, 2001, the Board reviewed a presentation from the Company's management and legal counsel regarding the status of negotiations and the Board discussed the open issues under the draft merger agreement and the responses thereto that would be acceptable to the Board, in particular the option to purchase shares of the Company's stock and the terms of the requested stockholder agreements. The Board discussed the request of Yahoo! for a two week extension of the exclusivity letter and concluded that an extension of the exclusivity letter would be justified only if Yahoo! would agree to extend additional funds to the Company.

    On the morning of June 8, 2001, the Board received an update from management, CSFB and the Company's legal counsel on the status of the negotiations with Yahoo!. The Board instructed CSFB to attempt to secure additional funding with an extension of its maturity in exchange for an extension of the exclusivity letter. The Board reconvened later in the afternoon of June 8, 2001 and received an update on the status of negotiations from Company management, CSFB and the Company's legal counsel. CSFB reported that Yahoo! would not extend additional funds and the Board determined to allow the exclusivity letter with Yahoo! to lapse. The Board then instructed management and CSFB to pursue negotiations with the other company which had expressed interest prior to the execution of the Yahoo! exclusivity agreement.

    Management of the Company and CSFB pursued negotiations with the other company beginning on June 9, 2001. Representatives of the other company met with Company management in connection with their due diligence review of the Company during the period from June 13 through June 15, 2001 and the Company continued to respond to additional due diligence requests from the interested parties and provide additional information through June 17, 2001. During this period, the Company continued separate negotiations with UMG and the parties to The Warped Tour transaction.

    On June 15, 2001, following an update from Mr. Roback regarding the negotiation of a settlement agreement with UMG, Yahoo! indicated its interest in re-opening discussions with respect to a transaction with the Company. Representatives of the Company and Yahoo! continued discussions regarding the terms of an acquisition on June 16 and June 17, 2001.

    On June 18, 2001, the Board reviewed a presentation from the Company's management and legal counsel regarding the status of negotiations with both Yahoo! and the other company. The Board received a presentation on the open issues under the draft merger agreement. The Board instructed CSFB to offer Yahoo! a short term renewal of the exclusivity letter if Yahoo! was willing to improve its offered price and to make certain changes to the Merger Agreement intended to increase the certainty that the transaction, once announced, was consummated.

    On June 19, 2001, the Board reviewed a presentation from the Company's management and CSFB on the status of negotiations with both Yahoo! and the other company.

    On June 20, 2001, the Board reviewed a presentation from the Company's management and legal counsel regarding the status of respective negotiations with both Yahoo! and the other company. The Board received a presentation on the open issues under the draft merger agreement. CSFB reported that Yahoo! was prepared to offer to a price per share of $0.92. Representatives of the Company and Yahoo! continued to negotiate transaction documents.

    On June 21, 2001, the Board received an update on the status of negotiations with both Yahoo! and the other company. The Company's advisors reported that Yahoo! and the Company had reached agreement on outstanding issues under the Merger Agreement. The Board noted that there was cause for substantial uncertainty as to whether or not the other company would in fact make a higher offer; that while the other company had been provided access to the Company it had not completed all of its due diligence whereas Yahoo! had completed substantial due diligence; and that further delay would continue to deplete the Company's cash, absent additional commitments of bridge financing. The Board authorized the Company to, and the Company and Yahoo! did, enter into a new exclusivity letter which expired at midnight on June 22, 2001. Representatives of Yahoo! and the Company continued their discussions regarding definitive transaction agreements and the terms of additional funding of the Company by Yahoo!.

    On June 22, 2001, the Board met with its advisors to review the draft Merger Agreement and to discuss the terms of the Offer and the Merger, as contemplated by the draft Merger Agreement, as well as the draft Stockholders Agreements. Additional changes to the draft Merger Agreement that had resulted from further negotiations were also discussed. CSFB then reviewed its financial analysis of the $0.92 per share Offer Price. The Board received the report of management on the status of negotiations regarding The Warped Tour restructuring and the settlement agreement with UMG. In addition, Mr. Goldberg and Mr. Roback reported on the status of negotiations regarding the employment agreements and noncompetition agreements as they had done at each other Board meeting since June 6, 2001. As the final proposed employment agreements were structured to be entered into with the Company, the Company's legal counsel reviewed the agreements on behalf of the Company. In light of these considerations and the factors described under "Reasons for Board Recommendation" of the Schedule 14D-9 that is being mailed to the stockholders of the Company, the Company's Board unanimously resolved to approve the Merger Agreement and recommend the Offer, subject to resolution of the UMG litigation and the receipt at another meeting of the Board within a short time period of the fairness opinion of CSFB.

    On June 22, 2001, the Board of Directors of Yahoo! convened a meeting to consider the proposed transaction. At this meeting, representatives of Yahoo! reviewed the proposed terms of the acquisition and the results of the due diligence investigation of the Company that had been performed. Following a discussion of these matters, the Board authorized management to proceed with the transaction and to execute and deliver the Merger Agreement following the satisfactory resolution of the issues that had been identified as remaining open.

    From June 22 to June 27, 2001, representatives of the Company continued negotiations with UMG regarding the UMG settlement. During this period, representatives of Yahoo!, at the request of the Company, entered the negotiations with UMG with the Company. Representatives of the Company and Yahoo! also continued negotiations of the Merger Agreement during this period. On June 27, 2001, the Company and UMG entered into a letter agreement with respect to the settlement of the UMG litigation (the "UMG Letter Agreement"). At this time Yahoo! requested that an additional condition to the closing of the Offer be added to the terms of the Merger Agreement which provided that the UMG Letter Agreement would not have been rescinded unless the Company had taken actions that would permit its rescission at the request of Yahoo! (the "UMG Settlement Condition").

    On June 27, 2001, the Board met with its advisors to review the status of negotiations with Yahoo!. Changes to the draft Merger Agreement that had resulted from further negotiations, including the new UMG Settlement Condition and the removal of the receipt of third party consents as a condition to closing of the Offer, were also discussed. CSFB confirmed that its financial analysis of the $0.92 per share Offer Price had not changed in light of the changes to the Merger Agreement and delivered its oral fairness opinion (later confirmed in writing) to the effect that, as of such date and subject to the qualifications, assumptions and limitations stated in the opinion, the Offer Price was fair, from a financial point of view, to the Company's stockholders. In light of these considerations and the factors described under "Reasons for Board Recommendation" of the Schedule 14D-9 that is being mailed to the stockholders of the Company, the Company's Board unanimously affirmed its approval of the Merger Agreement as revised and its decision to recommend the Offer.

    On June 27, 2001, the Merger Agreement and the Stockholders Agreements were finalized and executed. In addition, the Yahoo! Loan Agreement was amended, as discussed in Section 9—"Certain Information Concerning Yahoo! and the Purchaser."

    On June 28, 2001, prior to the opening of trading on the Nasdaq National Market, the execution of the Merger Agreement was announced in a joint press release of the Company and Yahoo!.

  Purpose of the Offer and the Merger.

    The purpose of the Offer, the Merger and the Merger Agreement is to enable Yahoo! to gain control of, and acquire the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Yahoo! of all of the outstanding Shares.

    If the Merger is consummated, Yahoo!'s equity interest in the Company would increase to 100% and Yahoo! would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Yahoo! will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

    Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See Section 12. Similarly, stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

    The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 59% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company, Yahoo! and the Purchaser executed the Merger Agreement, as well as a premium over other recent historical trading prices.

  Merger Agreement.

    The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated herein by reference. A copy of the Merger Agreement has been filed by Yahoo! and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8.

    The Offer.  The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer described in Section 14, the Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to those described in Section 14, (v) amend any condition to the Offer described in Section 14 in a manner adverse to the holders of Shares, or (vi) extend the Offer beyond the date that is 20 business days after the commencement of the Offer (the "Initial Expiration Date"), except as required by law and except that the Purchaser may, without the consent of the Company, extend the Initial Expiration Date for one or more periods that are the shortest periods that the Purchaser reasonably believes are necessary, up to an aggregate of an additional 15 business days, if the Merger Agreement is still in effect, neither Yahoo! nor the Purchaser is in material breach of the Merger Agreement and the Minimum Condition or any other condition to the Offer set forth in Section 14 has not been satisfied.

    Following expiration of the Offer, the Purchaser may, in its sole discretion, provide a "Subsequent Offering Period" of from 3 to 20 business days in accordance with Rule 14d-11 under the Exchange Act.

    In addition, the Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case without the Company's consent.

    The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions to the Offer, consummate the Offer in accordance with its terms and accept for payment and pay for all Shares tendered pursuant to the Offer as soon as the Purchaser is legally permitted to do so under applicable law.

    The Merger.  The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions thereof, at the Effective Time (i) the Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser shall cease, (ii) the Company shall be the successor or surviving corporation (sometimes referred to as the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

    The respective obligations of Yahoo! and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the closing of the Merger ("Closing Date") of each of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required by the Company's certificate of incorporation and the DGCL in order to consummate the Merger, (ii) no statute, rule or regulation shall have been enacted or promulgated by any U.S. governmental entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, and (iii) the Purchaser shall have purchased, or caused to be purchased, all Shares validly tendered in the Offer, provided that this condition shall be deemed to have been satisfied if the Purchaser fails to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement.

    At the Effective Time (i) each issued and outstanding share of common stock of Purchaser will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, (ii) each Share that is owned by the Company as treasury stock and each Share owned by Yahoo!, the Purchaser or any other wholly owned subsidiary of Yahoo! will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and (iii) each issued and outstanding Share will be converted into the right to receive the Offer Price, without interest, paid pursuant to the Offer.

    The Company's Board of Directors.  The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Yahoo! or the Purchaser which represents at least a majority of the outstanding Shares on a fully diluted basis, Yahoo! shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's board of directors as is equal to the product of the total number of directors on the Company's board of directors multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Yahoo! and any of their affiliates bears to the total number of Shares then outstanding (on a fully diluted basis without giving effect to Shares subject to purchase pursuant to the Stockholders Agreements or Shares owned by the Company or any of its subsidiaries). The Company shall, upon Yahoo!'s request, use its reasonable efforts either to promptly increase the size of the Company's board of directors, including by amending the bylaws of the Company if necessary so as to increase the size of the Company's board of directors, or promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Yahoo!'s designees to be so designated to the Company's board of directors, and shall use its reasonable best efforts to cause Yahoo!'s designees to be so designated at such time. In addition, to the extent permitted by applicable law and the rules of the Nasdaq National Market, upon Yahoo!'s request, the Company shall cause persons designated or elected by Yahoo! to constitute the same percentage (rounded up to the nearest whole number) as is on the Company's board of directors of each committee of the board of directors of the Company and the board of directors of each subsidiary of the Company and any committees thereof. The Company's obligations with respect to this section of the Merger Agreement are subject to Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder.

    If Yahoo!'s designees are designated to the Company's board of directors, then, until the Effective Time, the Company shall cause its board of directors to have at least two non-employee directors who were directors on the date of the Merger Agreement (the "Independent Directors"); however, if any Independent Director is unable to serve due to death or disability, the remaining Independent Director(s) shall be entitled to designate another person (or persons) who served as a director on the date of the Merger Agreement to fill such vacancy, and such person (or persons) shall be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Director then remains, the other directors shall designate two persons who were directors on the date of the Merger Agreement (or, in the event there shall be less than two directors available to fill such vacancies as a result of such persons' deaths, disabilities or refusals to serve, such smaller number of persons who were directors on the date of the Merger Agreement) to fill such vacancies and such persons shall be deemed Independent Directors for purposes of the Merger Agreement. If Yahoo!'s designees constitute a majority of the Company's board of directors after the election of such directors in accordance with the Merger Agreement and prior to the Effective Time, then the board of directors of the Company shall delegate to a committee comprised solely of the Independent Directors the sole responsibility for (i) the amendment or termination of the Merger Agreement by the Company, (ii) the waiver of any of the Company's rights or remedies under the Merger Agreement, (iii) the extension of time for performance of Yahoo!'s or the Purchaser's obligations hereunder, or (iv) the assertion or enforcement of the Company's rights to object to a termination of the Merger Agreement. In addition, if Yahoo!'s designees constitute a majority of the Company's board of directors after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, then, the affirmative vote of a majority of the Independent Directors (or, if there is only one Independent Director, the affirmative vote of such Independent Director) shall be required to (i) amend the certificate of incorporation or bylaws of the Company if such action would materially and adversely affect holders of Shares other than Yahoo! or the Purchaser, or (ii) take any other action of the Company's board of directors under or in connection with the Merger Agreement if such action would materially and adversely affect holders of Shares other than Yahoo! or the Purchaser. In the event that there are no Independent Directors as a result of such persons' deaths, disabilities or refusal to serve, then any such actions may be effected by majority vote of the Company's entire board of directors.

    Stockholders' Meeting.  Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable following the later of the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer and the completion of any Subsequent Offering Period for the purpose of considering and taking action upon the Merger Agreement, (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable efforts to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Yahoo!, respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement (the "Proxy Statement") to be mailed to its stockholders, (iii) include in the Proxy Statement the recommendation of the Company's board of directors that stockholders of the Company vote in favor of the approval of the Merger and the Merger Agreement, and (iv) use its reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable law to effect the Merger;

provided that the obligations set forth in clauses (iii) and (iv) are subject to certain provisions of the "No Solicitation" section of the Merger Agreement, as summarized below.

    The Merger Agreement provides that Yahoo! will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the Merger Agreement.

    In the event that Yahoo!, the Purchaser or any other subsidiary of Yahoo! shall acquire at least 90% of the outstanding shares of each class of capital stock entitled to vote on the Merger, pursuant to the Offer or otherwise, Yahoo!, the Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

    Company Stock Plans and Warrants.  The Merger Agreement provides that as of the Effective Time, each outstanding employee stock option, stock equivalent right or right to acquire Shares (each, an "Option") granted under the Company's 1994 Stock Option Plan and the Company's 1998 Stock Option Plan (collectively, the "Option Plans"), as well as each outstanding warrant to purchase Common Stock ("Warrants"), whether or not then exercisable or vested, shall be, immediately prior to the Effective Time, (i) deemed to be 100% vested and exercisable, and (ii) cancelled, and, in consideration of such cancellation, Yahoo! shall, or shall cause the Surviving Corporation to, pay to such holders of Options and Warrants, an amount in respect thereof equal to the product of (a) the excess, if any, of the Offer Price over the exercise price of each such Option or Warrant, and (b) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes). As of the Effective Time, the Option Plans, the Options and the Warrants will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary of the Company will be cancelled. The Company will use its best efforts to effectuate the foregoing, including, but not limited to, obtaining all consents necessary to cash out and cancel all Options and Warrants necessary to ensure that, after the Effective Time, no Person will have any right under the Option Plans, the Warrants or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any subsidiary thereof.

    The Merger Agreement provides that the Board of Directors of the Company shall take all action necessary to cause (i) any Purchase Periods (as defined in the Company's 1999 Employee Stock Purchase Plan (the "ESPP")) then in progress to be shortened setting a new purchase date as of a date prior to the acceptance for payment by Yahoo! of Shares pursuant to the Offer, and any Purchase Periods then in progress to end on such new purchase date, and (ii) the termination of the ESPP effective as of a time following such new purchase date but at or prior to the Effective Time, as may be requested by Yahoo!.

    Interim Operations; Covenants.  Pursuant to the Merger Agreement, the Company has agreed that, until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except as otherwise agreed in writing by Yahoo!, (i) carry on its business in the usual, regular and ordinary course, in substantially the manner as conducted up to the execution of the Merger Agreement and in compliance in all material respects with all applicable laws and regulations, (ii) pay its debts and taxes when due subject to good faith disputes, (iii) pay or perform other material obligations when due, and (iv) use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings. In addition, except as contemplated by the Merger Agreement or the schedules thereto, until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective

Time, without the prior written consent of Yahoo!, the Company and its subsidiaries will not (a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (b) grant any severance or termination pay to any officer or employee except pursuant to written agreements or policies in effect as of the date of the Merger Agreement, or adopt any new severance plan, (c) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company's intellectual property, other than pursuant to non-exclusive licenses in the ordinary course of business and consistent with past practice, (d) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, (e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except for repurchases of unvested shares at cost from an employee in connection with the termination of the employment relationship pursuant to stock option or purchase agreements in effect as of June 27, 2001, (f) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Common Stock pursuant to the exercise of stock options or warrants therefor, and (ii) shares of Common Stock issuable to participants in the ESPP consistent with the terms thereof, (g) cause, permit or propose any amendments to its certificate of incorporation, bylaws or other charter documents (or similar governing instruments of any of its subsidiaries), (h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any joint ventures, strategic partnerships or alliances, (i) sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, (j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, or (ii) pursuant to existing credit facilities in the ordinary course of business, (k) adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, (l) modify, amend or terminate any material contract or agreement to which the Company or any subsidiary thereof is a party, including any joint venture agreement, or waive, release or assign any material rights or claims thereunder, (m) enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its subsidiaries upon notice of 30 days or less or which provide for payments by or to the Company or its subsidiaries in an amount in excess of $25,000 over the term of the agreement or which involve any exclusive terms of any kind, (n) revalue any of its assets or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices, (o) take any action, or omit to take any action, that would constitute an event of default under the Loan Agreement, (p) fail to make in a timely manner any filings with the Commission required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder, (q) take any action, or omit to take any action, that would be reasonably likely to constitute a breach of the UMG Letter Agreement or would reasonably be expected to result in the termination of such agreement or permit the exercise by UMG of any right of recession thereunder, (r) engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement, or (s) agree in writing or otherwise to take any of the foregoing actions.

    No Solicitation.  Pursuant to the Merger Agreement, the Company has agreed to immediately cease and cause to be terminated all discussions, negotiations and communications with any persons or entities with respect to any offer or proposal relating to any transaction or series of related transaction other than the transactions contemplated by the Merger Agreement involving (i) any acquisition or purchase from the Company of more than a 15% interest in the total outstanding voting securities of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer that would result in any person or group owning 15% or more of the total outstanding voting securities of the Company or any of its subsidiaries, (iii) any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction, (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of the Company, or (v) any liquidation or dissolution of the Company (each, an "Acquisition Proposal"). Except as provided below, until the earlier of termination of the Merger Agreement or the Effective Time, the Company will not and will not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, "Representatives") to directly or indirectly (a) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal, or (c) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, anyone (other than Yahoo! or any of its affiliates or representatives) relating to any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company's Representatives will be deemed a breach of the Merger Agreement by the Company. Notwithstanding the foregoing, nothing contained in the Merger Agreement will prohibit the Company or its board of directors from taking and disclosing to the Company's stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or making such disclosure to the Company's stockholders as in the good faith judgment of the Company's board of directors is required, only after receipt of advice from outside legal counsel to the Company that such disclosure is required under applicable law and that the failure to make such disclosure is reasonably likely to cause the Company's board of directors to violate its disclosure obligations to the Company's stockholders under applicable law.

    Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any person or entity pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in a Confidentiality Agreement, dated April 27, 2000, entered into between Yahoo! and the Company (the "Confidentiality Agreement") including customary standstill provisions, and may negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, but only if, (x) such Acquisition Proposal provides for consideration to be received by the holders of all, but not less than all, of the issued and outstanding Shares, (y) such entity or group has on an unsolicited basis, and in the absence of any violation of the Merger Agreement by the Company, submitted a bona fide written proposal to the Company relating to any such transaction which the Company's board of directors determines in good faith, after receiving advice from CSFB or another nationally recognized investment banking firm, involves consideration to the holders of the Shares that is superior to the consideration offered pursuant to the Offer and otherwise represents, or is reasonably likely to result in, a superior transaction to the Offer and the Merger and for which any necessary financing is committed or, in the reasonable judgment of the Company's board of directors, is reasonably likely to be obtained, and (z) in the good faith opinion of the Company's board of directors, after consultation with outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company's board of directors to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x), (y) and (z) being referred to as a "Superior Proposal"). The Company will promptly, and in any event within 24 hours following receipt of a Superior Proposal and prior to providing any such party with any material non-public information, notify Yahoo! of the receipt of the same, which notice shall include the identity of the other party and the terms of such Superior Proposal. The Company will promptly provide to Yahoo! any material non-public information regarding the Company provided to any other party which was not previously provided to Yahoo!, such additional information to be provided no later than the date of provision of such information to such other party.

    The Merger Agreement provides that except as otherwise set forth therein, neither the Company's board of directors nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the transactions contemplated by the Merger Agreement, to Yahoo! or to the Purchaser, the approval or recommendation by the Company's board of directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company's board of directors may (subject to the terms of this and the following sentence) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal (other than a confidentiality agreement entered into in compliance with the terms of the Merger Agreement), in each case at any time after the fifth business day following the Company's delivery to Yahoo! of written notice advising Yahoo! that the Company's board of directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided, however, that the Company shall not enter into an agreement with respect to a Superior Proposal unless the Company shall also have terminated the Merger Agreement in accordance with its terms. Any such withdrawal, modification or change of the recommendation of the Company's board of directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by the Company into any agreement with respect to any Superior Proposal shall not change the approval of the Company's board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the Merger Agreement, including each of the Offer, the Merger and the Stockholders Agreements.

    The Merger Agreement provides that the Company may terminate the Merger Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to such Superior Proposal in accordance with the foregoing, provided that, prior to any such termination, (i) the Company has provided Yahoo! written notice that it intends to terminate the Merger Agreement in accordance with its terms, identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering a copy of the acquisition agreement for such Superior Proposal in the form to be entered into, (ii) during the period following the delivery of such notice, during which Yahoo! will have the right to propose adjustments in the terms and conditions of the Merger Agreement and the Company will have caused its financial and legal advisors to negotiate with Yahoo! in good faith such proposed adjustments in the terms and conditions of the Merger Agreement, and (iii) at least five full days after the Company has provided such notice, the Company delivers to Yahoo! (a) a written notice of termination of the Merger Agreement in accordance with its terms, and (b) a cashier's check in the amount of the Termination Fee (as defined below).

    Indemnification and Insurance.  From and after the time that the Purchaser shall acquire Shares satisfying the Minimum Condition, Yahoo! will cause the Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under the Company's certificate of incorporation or bylaws in effect as of the date of the Merger Agreement. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

    For a period of six years after the Effective Time, Yahoo! will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the directors and officers of the Company as of the date of the Merger Agreement; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the annual premium paid by the Company as of the date of the Merger Agreement for such coverage (the "Current Annual Premium Amount"), then Yahoo! or the Surviving Corporation will provide the maximum coverage then available at 150% of the Current Annual Premium Amount.

    Representations and Warranties.  Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Yahoo! and the Purchaser with respect to, among other things, its organization, capitalization, authority relative to the transactions contemplated by the Merger Agreement, filings with the Commission, financial statements, the absence of certain changes or events, taxes, title to properties, the absence of liens and encumbrances on its properties, intellectual property, compliance with laws, litigation, employee benefit plans, environmental matters, certain agreements, information in the proxy statement that may be required to be mailed to holders of Shares in connection with the Merger, information that the Company may have provided in this Offer to Purchase and the Schedule 14D-9 filed by the Company in accordance with the Exchange Act, the inapplicability of Section 203 of the DGCL, board approval of the Merger Agreement and the transactions contemplated thereby, broker's and finder's fees payable in connection with the transactions contemplated by the Merger Agreement and the opinion of CSFB.

    Pursuant to the Merger Agreement, each of Yahoo! and the Purchaser has made customary representations and warranties to the Company with respect to, among other things, its organization, authority relative to the transactions contemplated by the Merger Agreement, information that each of Yahoo! and the Purchaser may provide in the proxy statement (if any), information that each of Yahoo! and the Purchaser has provided in this Offer to Purchase and the other documents filed by Yahoo! and the Purchaser in accordance with the Exchange Act, Purchaser's financial ability to consummate the Offer and the ownership of Common Stock by Yahoo! and the Purchaser.

    The representations and warranties of the Company, Yahoo! and the Purchaser terminate as of the Effective Time.

    Termination; Fees.  The Merger Agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company:

      a.  By mutual written consent of Yahoo! and the Company; or

      b.  By either Yahoo! or the Company if a court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Stockholders Agreements; or

      c.  By Yahoo! if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth Section 14, the Purchaser shall have (i) failed to commence the Offer within 10 business days following the date of the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following commencement of the Offer, unless such action or inaction under clauses (i), (ii) or (iii) shall have been caused by or resulted from the failure of Yahoo! or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the material breach by Yahoo! or the Purchaser of any of their material representations or warranties contained in the Merger Agreement; or

      d.  By the Company if the Purchaser shall have (i) failed to commence the Offer within ten business days following the date of the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to accept Shares for payment pursuant to the Offer within 90 days following commencement of the Offer, unless such action or inaction under clauses (i), (ii) or (iii) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement, or the material breach by the Company of any of its material representations or warranties contained in the Merger Agreement; or

      e.  By Yahoo!, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Company's Board of Directors shall have withdrawn, modified, or changed its recommendation in respect of the Merger Agreement or the Offer in a manner adverse to the transactions contemplated by the Merger Agreement, to Yahoo! or to the Purchaser, (ii) the Company's Board of Directors shall have recommended any proposal other than by Yahoo! or the Purchaser in respect of an Acquisition Proposal, (iii) the Company shall have exercised a right with respect to a Superior Proposal and shall, directly or through its representatives, continue discussions with any third party concerning a Superior Proposal for more than ten days after the date of receipt of such Superior Proposal, (iv) an Acquisition Proposal shall have been commenced, publicly proposed or communicated to the Company or its stockholders and the Company shall not have rejected such proposal within ten business days of its receipt or, if sooner, within ten business days of the date its existence first becomes publicly disclosed, or (v) the Company shall have violated or breached any of its obligations referenced above under "No Solicitation" in any material respect.

      f.   By the Company in connection with entering into an agreement with respect to a Superior Proposal, as set forth above under "No Solicitation."

    If Yahoo! shall have terminated the Merger Agreement pursuant to clause (e) above or the Company shall have terminated the Merger Agreement pursuant to clause (f) above, then the Company shall pay to Yahoo! a termination fee of $480,000 (the "Termination Fee"), payment of which shall be a condition to the effectiveness of any termination pursuant to clause (f) above. In the case of a termination pursuant to clause (e) above, the Termination Fee shall be due and payable no later than two business days following the termination.

    In addition, the Company shall pay to Yahoo! the Termination Fee in the event that each of the following shall occur: (i) Yahoo! shall have terminated the Merger Agreement pursuant to clause (c) above (but only if such termination is the result of the failure of the Minimum Condition or the occurrence of an event set forth in subsections (d) or (f) of Section 14 below); (ii) following the date of the Merger Agreement but prior to such termination an Acquisition Proposal shall have been commenced, publicly proposed or communicated to the Company or its stockholders; and (iii) within nine months following such termination, the Company shall have entered into an agreement with respect to an Acquisition Proposal or shall have consummated the transaction contemplated by an Acquisition Proposal.

    Option to Acquire Additional Shares.  In the event that pursuant to the Offer Yahoo!, the Purchaser and other subsidiaries of Yahoo! own at least 75% of the outstanding shares of Common Stock and, to the extent that the Company has a sufficient number of authorized shares of Common Stock, Yahoo! and the Purchaser have an irrevocable option to purchase, at the Offer Price, the number of shares of Company common stock (the "Purchase Option Shares") necessary to constitute, together with such shares held by Yahoo! and the Purchaser and its other subsidiaries, one share more than 90% of the outstanding Shares on a fully diluted basis (after giving effect to the issuance of the Purchase Option Shares). The exercise of such option in full by Yahoo! would enable Yahoo!, the Purchaser and the Company to effect the Merger without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

    Dissenters Rights.  Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to refuse the merger consideration to which he, she or it would otherwise be entitled under the Merger Agreement and to exercise such holder's rights to have such shares appraised by the Court of Chancery of the State of Delaware and obtain payment of the "fair value," together with a fair rate of interest, if any, as determined by such court, for his, her or its shares, if the statutory terms are complied with under the DGCL. Any such judicial determination of fair value under the DGCL takes into account all relevant factors, but excludes any appreciation or depreciation in anticipation of the applicable merger. If any holder of Shares who demands appraisal but fails to perfect, or effectively withdraws or loses his, her or its right to appraisal and payment, as in accordance with the procedures of Section 262 of the DGCL, the Shares of such holder will be converted into the per share Merger Consideration in accordance with the Merger Agreement. The foregoing discussion is not a complete statement of law pertaining to dissenters' rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

Stockholders Agreements.

    The following is a summary of certain provisions of certain Stockholders Agreements dated as of June 27, 2001 by and among Yahoo!, the Purchaser and the Stockholders. The summary is qualified in its entirety by reference to the full texts of the Stockholders Agreements which are incorporated herein by reference and copies of which have been filed with the Commission as Exhibits (d)(2) and (d)(3) to the Schedule TO.

    As a condition and inducement to Yahoo! and the Purchaser entering into the Merger Agreement, each of the Stockholders, who are the record and beneficial owners of an aggregate of 3,657,912 outstanding Shares, representing beneficial ownership of approximately 27% of the Shares outstanding on June 21, 2001, entered into Stockholders Agreements concurrently with the execution and delivery of the Merger Agreement. The Stockholders include certain directors and officers of the Company.

    Each Stockholder has agreed that, prior to the termination of the Stockholders Agreements pursuant to its terms, he or it will not (i) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein;

(ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations under the Stockholders Agreements or the transactions contemplated thereby.

    Each Stockholder has agreed to tender his or its Shares into the Offer as promptly as practicable and to not withdraw any Shares so tendered unless the Offer is terminated or has expired without the Purchaser purchasing all shares of Common Stock validly tendered in the Offer.

    Each Stockholder (i) has agreed to vote such Stockholder's Shares in favor of the Merger Agreement and the Merger, (ii) has agreed to vote against any other Acquisition Proposal or Frustrating Transactions (as defined in the Stockholders Agreements), and (iii) has granted Yahoo! an irrevocable proxy with respect to the voting of such Shares in favor of the Merger. In addition, each Stockholder has agreed to cease discussions, negotiations and communications relating to any Acquisition Proposal and to notify Yahoo! and the Purchaser immediately of any proposals, information requests, negotiations or discussions relating to any Acquisition Proposal.

    Subject to the terms and conditions of the Stockholders Agreements, each Stockholder has granted to Yahoo! an irrevocable and continuing option to purchase for cash all or any Shares beneficially owned or controlled by such Stockholder as of the date of the Stockholders Agreements, or beneficially owned or controlled by such Stockholder at any time after the date of the Stockholders Agreements (including, without limitation, by way of exercise of options, warrants or other rights to purchase Common Stock as contemplated by the Stockholders Agreements or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) by such Stockholder (as adjusted as set forth in the Stockholders Agreements) (the "Stockholder Option Shares") but not tendered by such Stockholder in accordance with the Officer and the Stockholders Agreements at a purchase price equal to the Offer Price. In addition, Yahoo! may exercise the Stockholder Option, in whole or in part, with respect to the Stockholders who are executive officers and directors of the Company, affiliates of such executive officers and directors of the Company or certain other Stockholders of the Company (who hold 2,316,569 Shares or approximately 17.1% of the Company's outstanding Shares as of June 21, 2001), (i) if any of the events described above in clause (e) under "Merger Agreement—Termination; Fees" shall have occurred, (ii) if the Merger Agreement is terminated as set forth in clause (f) above under "Merger Agreement—Termination; Fees," or (iii) in the event that the Merger Agreement is terminated as set forth in clause (c) above because of a failure to meet the Minimum Condition or the occurrence of an event set forth in clause (d) or clause (f) below in Section 14 and following the date of the Merger Agreement and prior to such termination an Acquisition Proposal shall have been commenced, publicly proposed or communicated to the Company or its stockholders.

    The Stockholders Agreements and all rights and obligations of the parties thereunder, shall terminate 60 days following any termination of the Merger Agreement resulting in the potential exercise of the Stockholder Option, as set forth in the preceding paragraph, and immediately upon any other termination of the Merger Agreement in accordance with its terms.

Confidentiality Agreement.

    The following is a summary of certain provisions of the Confidentiality Agreement and a side letter to the Confidentiality Agreement, dated July 2, 2001, between the Company and Yahoo! (the "Side Letter"). The following summary of the Confidentiality Agreement and Side Letter does not purport to be complete and is qualified by reference to the full texts of the Confidentiality Agreement and Side Letter, which are incorporated herein by reference and copies of which are filed as Exhibits (d)(14) and (d)(15), respectively, to the Schedule TO.

    Under the Confidentiality Agreement the Company and Yahoo! agreed to furnish certain confidential information (the "Confidential Evaluation Material") to each other concerning their businesses, operational and financial conditions to the other party and the other party's representatives in connection with the evaluation of a possible transaction between Yahoo! and the Company. Yahoo! and the Company agreed that each would use the Confidential Evaluation Material solely for the purpose of evaluating a possible transaction between Yahoo! and the Company, and that Yahoo!, the Company, their respective representatives, and anyone to whom Yahoo! or the Company disclosed the Confidentiality Evaluation Material as permitted under the Confidentiality Agreement would keep such information confidential. In addition, Yahoo! and the Company agreed not to disclose the existence of discussions or negotiations with respect to the possible transaction between Yahoo! and the Company.

    Under the Side Letter, the Company and Yahoo! confirmed that the information exchanged by the Company and Yahoo! subsequent to the signing of the Merger Agreement is and would be subject to the terms and conditions of the Confidentiality Agreement.

    12. Plans For The Company; Other Matters.

    Plans for the Company.  Yahoo! intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Yahoo! has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer which represent at least a majority of the outstanding Shares on a fully-diluted basis, and from time to time thereafter as Shares are acquired by the Purchaser, Yahoo! has the right to designate such number of directors, rounded up to the next whole number, on the Company's board of directors as is equal to the product of the total number of directors on the Company's board of directors (giving effect to the directors designated by Yahoo!) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser bears to the total number of Shares then outstanding. See Section 11. The Merger Agreement provides that the officers and directors of the Purchaser at the Effective Time will, from and after the Effective Time, be the initial officers and directors, respectively, of the Surviving Corporation.

    Except as disclosed in this Offer to Purchase, neither Yahoo! nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

    Going Private Transactions.  The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or the Stockholder's Agreements in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

    13. Dividends and Distributions.  The Merger Agreement provides that neither the Company nor any of its subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except for repurchases of unvested shares at cost from an employee in connection with the termination of the employment relationship pursuant to stock option or purchase agreements, or (ii) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (a) shares of Common Stock pursuant to the exercise of stock options or warrants therefor, and (b) shares of Common Stock issuable to participants in the ESPP consistent with the terms thereof.

    14. Conditions of The Offer.  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares unless the Minimum Condition shall have been satisfied. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any validly tendered Shares if, at the scheduled expiration date any of the following events shall occur and be continuing:

      (a) there shall be threatened or pending any suit, action or proceeding by any governmental entity against the Purchaser, Yahoo!, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Yahoo!'s or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or any portion of their or the Company's and the Company's subsidiaries' businesses or assets, taken as a whole, or to compel Yahoo! or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Yahoo! and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Yahoo! or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Yahoo! or the Purchaser any damages that are material in relation to the Company and the Company's subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (iv) seeking to impose material limitations on the ability of the Purchaser or Yahoo! effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

      (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a government entity, to the Offer or the Merger, or any other action shall be taken by any governmental entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

      (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (iv) any limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by banks or other financial institutions;

      (d) any of the representations and warranties of the Company contained in this Agreement shall not be true and correct in all material respects as of the date of such determination, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); provided, however, that except with respect to a willful breach of any representation and warranties by the Company (in which case this proviso shall not apply), the condition contained in this paragraph (d) shall not be deemed to have failed unless the Company fails to cure such breach within ten (10) days after receiving written notice of same from the Purchaser or Yahoo! and the failure of any such representations or warranties, whether individually or in the aggregate, has resulted in a Material Adverse Effect (as defined in the Merger Agreement) on the Company;

      (e) the Company's board of directors or any committee thereof shall have (i) withdrawn, or modified or changed in a manner adverse to the transactions contemplated by this Agreement, to Yahoo! or to the Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement or the Merger, (ii) recommended any Acquisition Proposal, (iii) resolved to do any of the foregoing, or (iv) taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Yahoo! or the Purchaser) after ten business days following receipt thereof has elapsed;

      (f)  the Company shall have materially breached or failed, in any material respect, to perform or to comply with any material agreement or material covenant to be performed or complied with by it under this Agreement; provided, however, that the condition contained in this paragraph (f) shall not be deemed to have failed if (i) such breach is curable, and (ii) the Company has cured such breach within ten days after receiving written notice of same from the Purchaser or Yahoo!;

      (g) the Purchaser shall have failed to receive a certificate executed by the Company's Chief Executive Officer or President of the Company on behalf of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (d), (e) and (f) of Annex I to the Merger Agreement have not occurred;

      (h) the fees and expenses paid or payable to the Company's financial, legal and accounting advisors for services performed and to be performed in connection with the transactions contemplated by the Merger Agreement (including, without limitation, the Merger) shall exceed $2,700,000 in the aggregate;

      (i)  UMG shall have exercised its rescission right under certain provisions of the UMG Letter Agreement, or any event or circumstance shall have occurred which would give UMG the right under such provision to exercise such rescission right and the ten-business day period for the exercise of such right by UMG shall not have lapsed or expired (provided that this condition shall be deemed waived in the event that the rescission of the UMG Letter Agreement or the event or circumstance giving rise to the right of UMG to exercise such rescission right shall have been the direct result of or proximately caused by an action taken by the Company at the express direction of or with the express written consent of Yahoo! or Purchaser or a failure to take an action by the Company at the express direction of or with the express written consent of Yahoo! or Purchaser); or

      (j)  the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of Yahoo! and the Purchaser, may be asserted by Yahoo! or the Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Yahoo! or the Purchaser in whole or in part at any time and from time to time and in the sole discretion of Yahoo! or the Purchaser, subject in each case to the terms of this Agreement. The failure by Yahoo! or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    15. Certain Legal Matters.  Except as described in this Section 15, based on information provided by the Company, none of the Company, the Purchaser or Yahoo! is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Yahoo! presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

    Delaware Law.  In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock Option Plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder; such action may not be taken by written consent. The board of directors of the Company has taken all actions necessary to exempt the Merger Agreement, the Stockholders Agreements, the Offer, the Merger and the transactions contemplated thereby from the provisions of Section 203 of the DGCL.

    State Takeover Statutes.  A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger we believe that there are reasonable bases for contesting such laws.

    In 1982, in Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corporation v. Telex Corporation, a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

    Antitrust.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Purchaser, Yahoo! and the Company believe that the Offer and the Merger are exempted from the HSR Act.

    In addition, the antitrust and competition laws of other countries may apply to the Offer and the Merger and additional filings and notifications may be required. The Purchaser, Yahoo! and the Company do not believe that any such filings are required with respect to the Offer and the Merger.

    Federal Reserve Board Regulations.  Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer has been structured so as to be in full compliance with the Margin Regulations.

    16. Fees and Expenses.  Except as set forth below, neither Yahoo! nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

    The Purchaser and Yahoo! have retained Georgeson Shareholder Communications, Inc. to act as the Information Agent, and U.S. Stock Transfer Corporation to act as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services. The Purchaser will reimburse each such firm for certain reasonable out-of-pocket expenses and may indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

    The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

    The Company will pay an aggregate of $2 million to CSFB for its services to the Company as its financial advisor in connection with the Offer and the Merger.

    17. Miscellaneous.  The Offer is being made to all holders of shares of Common Stock other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF YAHOO! OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    We have filed with the Commission the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the Nasdaq National Market in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

Jewel Acquisition Corporation
July 12, 2001

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS
OF
JEWEL ACQUISITION CORPORATION
AND
YAHOO! INC.

    1.  Jewel Acquisition Corporation.  Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the directors and executive officers of Jewel Acquisition Corporation. The business address of each of the following is c/o Yahoo! Inc., 701 First Avenue, Sunnyvale, California 94089. Each of the following directors and executive officers is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Yahoo!.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Terry Semel	Mr. Semel has been a director and Chief Executive Officer of Jewel Acquisition Corporation since May 1, 2001. Mr. Semel has served as Chairman, Chief Executive Officer and Director of Yahoo! since May 1, 2001. Mr. Semel has been Chairman and Chief Executive Officer of Windsor Media, Inc., a diversified media company, since October 1999. He was Chairman of the Board and Co-Chief Executive Officer of the Warner Bros. Division of Time Warner Entertainment LP, from March 1994 until October 1999 and of Warner Music Group from November 1995 until October 1999. For more than 10 years prior to that he was President of Warner Brothers or its predecessor, Warner Bros. Inc. Mr. Semel holds a B.S. degree in accounting/finance from Long Island University.

I–1

Jeffrey Mallett
Mr. Mallett has been a director of Jewel Acquisition Corporation since March 24, 2000 and President of Jewel Acquisition Corporation since June 29, 2000. Mr. Mallett has served as a member of the board of directors and as President of Yahoo! since January 1999. Mr. Mallett has served as Chief Operating Officer since January 1998. Prior to that, he served as Yahoo!'s Senior Vice President, Business Operations from October 1995 to January 1998. Prior to joining Yahoo!, Mr. Mallett was Vice President and General Manager of the WordPerfect consumer division of Novell, Inc., a network operating system software company, from 1993 to 1995, and a member of Novell's Corporate Executive Marketing Group. Prior to that, Mr. Mallett was a member of the founding team of Reference Software International where he held various positions from 1988 to 1992, including Vice President, Sales and Marketing. Mr. Mallett holds a degree in Business Administration from Santa Rosa College.
Susan Decker
Ms. Decker has been Chief Financial Officer of Jewel Acquisition Corporation since July 10, 2000. Ms. Decker has served as Yahoo!'s Chief Financial Officer and Senior Vice President, Finance and Administration since June 2000. From August 1986 to May 2000, Ms. Decker held several positions for Donaldson, Lufkin & Jenrette, including Director of Global Research from 1998 to 2000. Prior to 1998, she was a Publishing & Advertising Equity Securities Analyst for 12 years. In January 2000, Ms. Decker was appointed to the Financial Accounting Standards Advisory Council (FASAC) by the Trustees of the Financial Accounting Federation (FAF). Ms. Decker holds a B.S. degree, with a double major in computer science and economics, from Tufts University and an M.B.A. from the Harvard Business School.

    2.  Yahoo! Inc.  Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or places of employment for the past five years, of the directors and executive officers of Yahoo! Inc. ("Yahoo!"). Unless otherwise indicated, the business address of each such person is c/o Yahoo!, 701 First Avenue, Sunnyvale, California 94089. Each of the following directors and executive officers is a citizen of the United States. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Yahoo!.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Terry Semel	See Part 1 of this Schedule I.

I–2

Timothy Koogle
Mr. Koogle was appointed as Yahoo!'s Vice Chairman on May 1, 2001. Mr. Koogle has served as a member of the board of directors since joining Yahoo! in August 1995 and was Chairman from January 1999 to May 1, 2001. In addition, Mr. Koogle served as Yahoo!'s Chief Executive Officer from August 1995 until May 1, 2001. Mr. Koogle also served as Yahoo!'s President from July 1995 to January 1999. Prior to joining Yahoo!, Mr. Koogle was President of Intermec Corporation, a manufacturer of data collection and data communication products, from 1992 to 1995. During that time, he also served as a corporate Vice President of Intermec's parent company, Western Atlas. Mr. Koogle holds a B.S. degree in mechanical engineering from the University of Virginia and M.S. and Engr. D. degrees in mechanical engineering from Stanford University.
Jeffrey Mallett	See Part 1 of this Schedule I.
Jerry Yang
Mr. Yang, a founder of Yahoo!, has served as a member of the board of directors and an officer of Yahoo! since March 1995. Mr. Yang co-developed Yahoo! in 1994 while he was working towards his Ph.D. in electrical engineering at Stanford University. Mr. Yang also serves as a director of Yahoo! Japan Corporation and Cisco Systems, Inc. Mr. Yang holds B.S. and M.S. degrees in electrical engineering from Stanford University.
Greg Coleman
Mr. Coleman, has served as Executive Vice President, North American Operations since April 2001. Prior to that, Mr. Coleman served for more than 10 years in various executive and management positions with Reader's Digest Association, most recently Senior Vice President of Reader's Digest Association and President of U.S. Magazine Publishing. Mr. Coleman holds a B.S. degree in business administration from Georgetown University and attended the M.B.A. program at New York University.
Susan Decker	See Part 1 of this Schedule I.

I–3

David Filo
Mr. Filo, Chief Yahoo! and a founder of Yahoo!, has served as an officer of Yahoo! since March 1995, and served as a director of Yahoo! from its founding through February 1996. Mr. Filo co-developed Yahoo! in 1994 while working towards his Ph.D. in electrical engineering at Stanford University, and co-founded Yahoo! in 1995. Mr. Filo holds a B.S. degree in computer engineering from Tulane University and a M.S. degree in electrical engineering from Stanford University.
David Graves
Mr. Graves has served as Senior Vice President, Media since January 2001. From December 1994 to January 2001, Mr. Graves held various executive positions, most recently as President, with Reuters Media Americas, which provides multimedia news and data to newspapers, TV, cable and Internet sites from its parent company Reuters PLC, a leading global information company. Prior to that, from July 1990 to December 1994, Mr. Graves served as the founding president of AdValue Media Technologies, a company serving major advertising agencies and television stations which was acquired by Reuters. Prior to 1990, Mr. Graves held senior positions at Westinghouse Broadcasting (now CBS), including Vice President, Strategic Planning and Vice President and General Manager of all news KFWB Radio in Los Angeles. Mr. Graves holds a B.A. degree from Dartmouth College.
Farzad Nazem
Mr. Nazem has served as Senior Vice President, Communications and Technical Services and Chief Technology Officer of Yahoo! since February 2001. From January 1998 to February 2001, Mr. Nazem served as Chief Technology Officer. Prior to that, he served as Yahoo! Senior Vice President, Product Development and Site Operations from March 1996 to January 1998. From 1985 to 1996, Mr. Nazem held a number of technical and executive management positions at Oracle Corporation, including, most recently, Vice President of Oracle's Media and Web Server Division and member of the Product Division Management Committee. Prior to that, Mr. Nazem was a member of the technical staff at SYDIS, Inc. and Rolm Corporation. Mr. Nazem holds a B.S. in computer science from California Polytechnic State University.

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Ellen Siminoff
Ms. Siminoff has served as Senior Vice President, Entertainment and Small Business since February 2001. From November 1999 to February 2001, Ms. Siminoff served as Senior Vice President, Corporate Development of Yahoo!. Prior to that, Ms. Siminoff served as Yahoo!'s Vice President, Business Development and Planning from June 1997 to November 1999, and Yahoo!'s Director, Communities from February 1996 to June 1997. Prior to joining Yahoo!, Ms. Siminoff was the Online Classifieds Manager for the Los Angeles Times from February 1994 to February 1996. Ms. Siminoff holds an A.B. degree in economics from Princeton University and an M.B.A. from Stanford University.
Tim Brady
Mr. Brady has served as Senior Vice President, Commerce and Network Services since February 2001. From November 1999 to February 2001, Mr. Brady served as Senior Vice President, Network Services. Prior to that, Mr. Brady served as Yahoo!'s Vice President of Production from October 1997 to November 1999, Yahoo!'s Director of Production from January 1996 to October 1997, and Yahoo!'s Director of Marketing from April 1995 to December 1995. Mr. Brady holds a B.S. degree in electrical engineering from Stanford University and an M.B.A. from Harvard University.
Arthur Kern
Mr. Kern has served as a member of the board of directors since January 1996. Mr. Kern is an investor in several media and marketing companies. Prior to that, Mr. Kern was co-founder and Chief Executive Officer of American Media, a group owner of commercial radio stations sold to AMFM (Chancellor Broadcasting) in 1994. From 1969 to 1986, Mr. Kern served in a variety of television management positions with Group W/Westinghouse Broadcasting Company. Mr. Kern also serves as a director of Digitas, Inc. Mr. Kern is a graduate of Yale University.
Michael Moritz
Mr. Moritz has served as a member of the board of directors since April 1995. He has been a general partner of Sequoia Capital, a venture capital firm, since 1986. Mr. Moritz also serves as a director of Flextronics Ltd., Saba Software, Inc. and several private companies. Mr. Moritz holds a M.A. degree from Oxford University.

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Edward Kozel
Mr. Kozel has served as a member of the board of directors since October 2000. He has been the managing member of Open Range Ventures, a venture capital firm, since January 2000. From 1989 to the present, Mr. Kozel has served at Cisco Systems, Inc. in a variety of roles that included Senior Vice President of Business Development and Chief Technology Officer. Mr. Kozel also serves as a director of Cisco, Reuters Group PLC and Tibco Software Inc. Mr. Kozel holds a B.S. degree in electrical engineering from the University of California, Davis.
Eric Hippeau(1)
Mr. Hippeau has served as a member of the board of directors since January 1996. In March 2000, Mr. Hippeau became the President and Executive Managing Director of SOFTBANK International Ventures, an affiliate of SOFTBANK CORP. In 1993, Mr. Hippeau became Chairman and Chief Executive Officer of Ziff-Davis, Inc. and held that position until March 2000 when the company was sold. Mr. Hippeau also serves as a director of CNET Networks, Inc., Key 3Media, Global Crossing, Ltd., Asia Global Crossing, Ltd., Electron Economy, diamond.com, and Starwood Hotels and Resorts Worldwide, Inc. Mr. Hippeau attended the Sorbonne in Paris.

(1)
Certain Softbank entities hold Shares of the Company as follows: 146,131 Shares are held by Softbank Capital Partners LP, 4,204 Shares are held by Softbank Capital Advisors Fund LP and 143,619 Shares are held by Softbank Capital LP. Mr. Hippeau disclaims beneficial ownership of Shares held by such Softbank entities, except to the extent of his proportionate interest therein.

I–6

    Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:
U.S. Stock Transfer Corporation

By Mail: U.S. Stock Transfer Corporation Attn: Transfer Department 1745 Gardena Avenue, Suite 200 Glendale, California 91204	By Hand: U.S. Stock Transfer Corporation Attn: Transfer Department 1745 Gardena Avenue, Suite 200 Glendale, California 91204	By Overnight Delivery: U.S. Stock Transfer Corporation Attn: Transfer Department 1745 Gardena Avenue, Suite 200 Glendale, California 91204
By Facsimile Transmission (For Eligible Institutions Only): (818) 502-1737	Confirm Receipt of Facsimile by Telephone: (818) 502-1404

    Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

    The Information Agent for the Offer is:

17 State Street
28th Floor
New York, New York 10004
Collect at (201) 896-1900 (banks and brokers)

Toll free at (888) 386-7659 (all others)

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
LAUNCH MEDIA, INC. SELECTED CONSOLIDATED FINANCIAL INFORMATION (in thousands, except per share data)
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF JEWEL ACQUISITION CORPORATION AND YAHOO! INC.